CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated July 30, 2021, relating to the financial statements and financial highlights of FormulaFolios Hedged Growth ETF, FormulaFolios Smart Growth ETF, FormulaFolios Tactical Growth ETF, and FormulaFolios Tactical Income ETF, each a series of Northern Lights Fund Trust IV, for the year ended May 31, 2021, and to the references to our firm under the headings “Fund Service Providers”, “Financial Highlights”, and “Independent Registered Public Accounting Firm” in the Prospectus and “Policies and Procedures for Disclosure of Portfolio Holdings” and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

COHEN & COMPANY, LTD.

Cleveland, Ohio September 24, 2021

C O H E N & C O M P A N Y , L T D .

800.229.1099 | 866.818.4538 fax | cohencpa.com

Registered with the Public Company Accounting Oversight Board